Exhibit 17(f)

[LOGO] Merrill Lynch Investment Managers	www.mlim.ml.com

Prospectus

October 25, 2002

Merrill Lynch Total Return Bond Fund of Merrill Lynch Investment Managers Funds, Inc.

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

MERRILL LYNCH TOTAL RETURN BOND FUND

Key Facts [ICON]

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this prospectus in the sidebar.

U.S. Government Securities — include direct obligations issued by the U.S. Treasury and securities issued or guaranteed by U.S. government agencies and instrumentalities.

Corporate Bonds — debt securities issued by corporations, as distinct from securities issued by a government or its agencies or instrumentalities.

Asset-Backed Securities — bonds or notes backed by loan paper or accounts receivable originated by banks, credit card companies or other providers of credit.

Mortgage-Backed Securities — securities that give the holder the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans, which in some cases are guaranteed by government agencies.

MERRILL LYNCH TOTAL RETURN BOND FUND AT A GLANCE

What is the Fund’s stated investment objective?

The investment objective of the Fund is to maximize long-term total return.

What are the Fund’s goals?

The Fund’s main goal is total long-term return —it looks for securities that pay interest or dividends and that will increase in value over time. We cannot guarantee that the Fund will achieve its goals.

What are the Fund’s main investment strategies?

The Fund normally invests at least 80% of its net assets plus borrowings for investment purposes in a diversified portfolio of bonds of different maturities. These include U.S. government securities, corporate bonds, asset-backed securities and mortgage-backed securities. At least 85% of its investments are investment grade — that is, rated in the top four categories by a major rating agency. Up to 15% of its investments may be rated below investment grade (none below B). The Fund’s duration will be from two to eight years. The Fund may actively and frequently trade its portfolio securities.

The Fund is a “feeder” fund that invests all of its assets in a corresponding “master” portfolio (the “Total Return Bond Master Portfolio”) of Fund Asset Management Master Trust (the “Trust”) which has the same objective as the Fund. All investments are made at the Trust level. This structure is sometimes called a “master/feeder” structure. The Fund’s investment results will correspond directly to the investment results of the Total Return Bond Master Portfolio. For simplicity, this prospectus uses the term “Fund” to include the Total Return Bond Master Portfolio of the Trust.

What are the main risks of investing in the Fund?

As with any fund, the value of the Fund’s investments — and therefore the value of Fund shares — may fluctuate. These changes may occur in response to interest rate changes or other developments that may affect a particular issuer or obligation. Generally, when interest rates go up, the value of bonds goes down. The value of the Fund’s shares also may be affected by market conditions and economic or political developments. The longer the duration of the Fund, the more the Fund’s price will go down if interest rates go up. If the value of the Fund’s investments goes down, you may lose money.

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[ICON] Key Facts

Duration —a measure of how much the price of a bond would change compared to a change in market interest rates. See page 10 for an example.

Prepayment Risk —the risk that, when interest rates fall, certain obligations will be paid off by the obligor more quickly than anticipated and the proceeds will be reinvested at lower interest rates.

Extension Risk —the risk that, when interest rates rise, certain obligations will be paid off more slowly by the obligor than anticipated and the value of these securities will fall.

Volatility —the amount and frequency of changes in a security’s value.

“Junk” Bonds —bonds with a credit rating of BB/ Ba or lower by rating agencies.

Credit Risk —the risk that the issuer of bonds will be unable to pay the interest or principal when due.

The Fund may invest in mortgage-backed and asset-backed securities. In addition to the normal bond risks, these securities are subject to prepayment risk and extension risk, and may involve more volatility than other bonds of similar maturities. The Fund also may invest in “junk” bonds, which have more credit risk and tend to be less liquid than higher-rated securities.

High portfolio turnover resulting from active and frequent trading results in higher mark ups and other transaction costs and can result in a greater amount of dividends from ordinary income rather than capital gains.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

See “Investment Risks” for more information about the risks associated with the Fund.

Who should invest?

Investors should consider their own investment goals, time horizon and risk tolerance before investing in the Fund. An investment in the Fund may not be appropriate for all investors and is not intended to be a complete investment program.

The Fund may be an appropriate investment for you if you:
•	Are looking for an investment that provides income.
•	Want a professionally managed and diversified portfolio.
•	Are willing to accept the risk that the value of your investment may decline as a result of interest rate movements in order to seek long-term total return.
•	Are prepared to receive taxable dividends.

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RISK/RETURN BAR CHART

The Fund is a feeder fund of the Total Return Bond Master Portfolio of the Trust. The Fund and the Total Return Bond Master Portfolio have identical investment objectives and policies and use the same portfolio management personnel.

The bar chart and tables shown below provide an indication of the risks of investing in the Total Return Bond Master Portfolio, which are identical to the risks of investing in the Fund. For periods prior to October 6, 2000, the bar chart and table are based upon performance of the other feeder funds which is the predecessor of the Total Return Bond Master Portfolio and the Fund. The bar chart shows changes in performance of the Class A shares of the Fund and its predecessor for each complete calendar year since the other feeder fund’s inception. Sales charges are not reflected in the bar chart. The bar chart also does not reflect the annual operating expenses of the Fund for periods prior to October 6, 2000. If sales charges and the Fund’s annual operating expenses were reflected, returns would be less than those shown. The table compares the average annual total returns for each class of the Fund’s shares for the periods shown with those of the Lehman Brothers Aggregate Bond Index, a broad measure of market performance. The average annual total returns of the Fund’s shares are based on the performance of the Fund and its predecessor, adjusted for the sales charges shown in the fee table. How the Fund and its predecessor performed in the past (before and after taxes) is not necessarily an indication of how the Fund will perform in the future.

During the period shown in the bar chart, the highest return for a quarter was 6.58% (quarter ended June 30, 1995) and the lowest return for a quarter was 2.37% (quarter ended March 31, 1996). The Fund’s year-to-date return as of September 30, 2002 was 8.13%.

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[ICON] Key Facts

Average Annual Total Returns (for the calendar ended December 31, 2001)	One Year	Five Years	Life of Fund

Merrill Lynch Total Return Bond Fund — Class A	4.28%	5.89%	7.71	%(1)

Merrill Lynch Total Return Bond Fund — Class B	3.94%	N/A	6.31	%(2)

Merrill Lynch Total Return Bond Fund — Class C	6.91%	N/A	8.71	%(2)

Merrill Lynch Total Return Bond Fund — Class D	4.04%	N/A	4.47	%(3)

Lehman Bros. Aggregate Bond Index**	8.44%	7.43%	7.32	%(4)
			7.28	%(5)
			8.18	%(6)

*	The performance is that of the Trust and its predecessor adjusted for the sales charges of each class of shares of the Fund. If the performance was also adjusted to reflect the expenses of the Fund, the returns shown might be lower.
**	The Lehman Brothers Aggregate Bond Index is an unmanaged market-weighed index comprised of investment-grade bonds (rated BBB or better), mortgages and U.S. Treasury and government agency issues with at least one year to maturity. Performance of the index does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.
(1)	Since December 6, 1994.
(2)	Since October 6, 2000.
(3)	Since June 2, 1999.
(4)	Since December 31, 1994.
(5)	Since October 31, 2000.
(6)	Since June 30, 1999.

The table below compares the average annual total returns of the Fund’s shares with those of the Lehman Bros. Aggregate Bond Index for the periods indicated. After-tax returns are shown only for Class A shares and will vary for other classes. The after-tax returns are calculated using the historical highest marginal Federal individual income tax rates in effect during the periods measured and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. The after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts or through tax advantaged education savings accounts.

Average Annual Total Returns (for the periods ended December 31, 2001)	One Year	Life of Fund†

Merrill Lynch Total Return Bond Fund — Class A
Return Before Taxes*	4.28%	6.06%
Return After Taxes on Distributions*	1.94%	3.70%
Return After Taxes on Distributions and Sale of Fund Shares*	2.56%	3.66%

Merrill Lynch Total Return Bond Fund — Class B
Return Before Taxes*	3.94%	6.31%

Merrill Lynch Total Return Bond Fund — Class C
Return Before Taxes*	6.91%	8.71%

Merrill Lynch Total Return Bond Fund — Class D
Return Before Taxes*	4.04%	5.74%

Lehman Bros. Aggregate Bond Index**	8.44%	7.28%††

*	Includes all applicable fees and sales charges.
**	The Lehman Brothers Aggregate Bond Index is an unmanaged market-weighed index comprised of investment-grade bonds (rated BBB or better), mortgages and U.S. Treasury and government agency issues with at least one year to maturity. Performance of the index does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.
†	Fund inception date is October 6, 2000.
††	Since October 31, 2000.

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UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses that the Fund may charge:

Expenses paid directly by the shareholder:

Shareholder Fees — these include sales charges which you may pay when you buy or sell shares of the Fund.

Expenses paid indirectly by the shareholder:

Annual Fund Operating Expenses — expenses that cover the costs of operating the Fund.

Management Fee — a fee paid to the Investment Adviser for managing the Trust.

Distribution Fees — fees used to support the Fund’s marketing and distribution efforts, such as compensating Financial Advisors and other financial intermediaries, advertising and promotion.

Service (Account Maintenance) Fees — fees used to compensate securities dealers and other financial intermediaries for account maintenance activities.

FEES AND EXPENSES

The Fund offers four different classes of shares. Although your money will be invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your Merrill Lynch Financial Advisor can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

Shareholder Fees (fees paid directly from your investment)(a):	Class A		Class B(b)		Class C		Class D

Maximum Sales Charge (Load) imposed on purchases (as a percentage of offering price)	4.25%	(c)	None		None		4.25%	(c)

Maximum Deferred Sales Charge (Load) (as a percentage of original purchase price or redemption proceeds, whichever is lower)	None	(d)	4.00%	(c)	1.00%	(c)	None	(d)

Sales Charge (Load) imposed on Dividend Reinvestments	None		None		None		None

Redemption Fee	None		None		None		None

Exchange Fee	None		None		None		None

Maximum Account Fee	None		None		None		None

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)(e):

Management Fees(f)	0.30%		0.30%		0.30%		0.30%

Distribution and/or Service (12b-1) Fees(g)	None		1.00%		1.00%		0.25%

Other Expenses (including transfer agency and administrative fees)(h)	1.24%		1.28%		1.21%		1.25%

Total Annual Fund Operating Expenses(i)	1.54%		2.58%		2.51%		1.80%

(a)	In addition, Merrill Lynch may charge clients a processing fee (currently $5.35) when a client buys or redeems shares. See “Your Account — How to Buy, Sell, Transfer and Exchange Shares.”
(b)	Class B shares automatically convert to Class D shares about ten years after you buy them and will no longer be subject to distribution fees.
(c)	Some investors may qualify for reductions in the sales charge (load).
(d)	You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.
(e)	The fees and expenses include both the expenses of the Fund and the Fund’s share of the expenses of the Total Return Bond Master Portfolio.
(f)	Paid by the Total Return Bond Master Portfolio.
(g)	The Fund calls the “Service Fee” an “Account Maintenance Fee.” Account Maintenance Fee is the term used in this prospectus and in all other Fund materials. If you hold Class B or Class C shares over time, it may cost you more in distribution (12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.
(h)	Includes administrative fees, which are payable to the Investment Adviser by the Fund at the annual rate of 0.25% of the Fund’s average daily net assets.
(i)	The Investment Adviser has agreed to a voluntary waiver so that the Total Annual Fund Operating Expenses will not exceed 0.65% for Class A shares, 1.65% for Class B shares, 1.65% for Class C shares, and 0.90% for Class D shares. Total Annual Fund Operating Expenses in the fee table do not include the waiver because it may be discontinued or reduced by the Investment Adviser at any time without notice.

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[ICON] Key Facts

Examples:

The examples below are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund’s operating expenses remain the same except for the expense reimbursement in effect for the first year. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in these examples. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

EXPENSES IF YOU DID REDEEM YOUR SHARES:

	1 Year	3 Years	5 Years	10 Years

Class A	$575	$ 891	$1,229	$2,182

Class B	$661	$1,102	$1,570	$2,915

Class C	$354	$ 782	$1,336	$2,846

Class D	$600	$ 967	$1,358	$2,451

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:

	1 Year	3 Years	5 Years	10 Years

Class A	$575	$891	$1,229	$2,182

Class B	$261	$802	$1,370	$2,915

Class C	$254	$782	$1,336	$2,846

Class D	$600	$967	$1,358	$2,451

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Details About the Fund [ICON]

ABOUT THE PORTFOLIO MANAGEMENT TEAM

The Fund is managed by a team of investment professionals.

Patrick Maldari has been a Managing Director at MLIM since 1999, head of the Total Return Investment Team at MLIM since 2001 and has been a Portfolio Manager at MLIM since 1987.

James J. Pagano has been a Vice President at MLIM since 1997 and a Portfolio Manager with the Total Return Team since 2001.

John Burger has been a Director at MLIM since 1996 and head of the Corporate Total Return Investment Team at MLIM since 2001.

Frank Viola has been a Managing Director and head of the Structured Products Investment Team at MLIM since 2001 and has been a Portfolio Manager at MLIM since 1997.

HOW THE FUND INVESTS

The Fund’s investment objective is to maximize long-term total return. The Fund invests in bonds with a portfolio duration of two to eight years. Investments are concentrated in areas of the bond market (based on quality, sector, coupon or maturity) that the Investment Adviser believes are relatively undervalued.

Types of Investments

The Fund seeks to achieve its objective by investing mainly in investment grade, interest-bearing securities of varying maturities. These include:
•	U.S. Government securities
•	preferred stocks
•	mortgage-backed and other asset-backed securities
•	corporate bonds
•	bonds that are convertible into stocks

Under normal circumstances, the Fund invests at least 80% of its net assets plus borrowings for investment purposes in bonds.

The Investment Adviser sells securities to manage portfolio duration, yield curve exposure, sector exposure, diversification and credit quality.

Ratings Limitations
•	at least 85% of total assets rated investment grade or, if short-term, the second highest quality grade, by a major rating agency such as Moody’s Investors Service (“Moody’s”) or Standard & Poor’s (“S&P”)
•	up to 15% of total assets rated below investment grade (below Baa by Moody’s or below BBB by S&P), but none below B

The Investment Adviser can invest in unrated securities and will assign them the rating of a rated security of comparable quality. After the Fund buys a security, it may be given a lower rating or stop being rated. This will not require the Fund to sell it, but the Investment Adviser will consider the change in rating in deciding whether to keep the security.

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[ICON] Details About the Fund

ABOUT THE INVESTMENT ADVISER

The Fund is managed by Fund Asset Management, L.P.

Maturity and Duration Requirements

Maturity — The effective maturity of a bond is the weighted average period over which principal is expected to be repaid. Stated maturity is the date when the issuer is scheduled to make the final payment of principal. Effective maturity is different than stated maturity because it estimates the effect of expected principal prepayments and call provisions.

Duration — Duration measures the potential volatility of the price of a bond or a portfolio of bonds prior to maturity. Duration is the magnitude of the change in price of a bond relative to a given change in the market interest rate. Duration incorporates a bond’s yield, coupon interest payments, final maturity, call and put features and prepayment exposure into one measure.

For any bond with interest payments occurring before principal is repaid, duration is ordinarily less than maturity. Generally, the lower the stated or coupon rate of interest of a bond, the longer the duration. The higher the stated or coupon rate of interest of a bond, the shorter the duration. The calculation of duration is based on estimates.

Duration is a tool to measure interest rate risk. Assuming a 1% change in interest rates and the duration shown below, the Fund’s price would change as follows:

Duration	Change in Interest Rates

4.5 yrs.	1% decline — 4.5% gain in Fund price

1% rise — 4.5% decline in Fund price

Other factors such as changes in credit quality, prepayments, the shape of the yield curve and liquidity affect the price of the Fund and may correlate with changes in interest rates. These factors can increase swings in the Fund’s share price during periods of volatile interest rate changes.

Portfolio Turnover

As a result of the strategies described above, the Fund may have an annual portfolio turnover rate above 100%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher mark ups and other transaction costs and can affect the Fund’s performance. It also can result in a greater amount of dividends as ordinary income rather than long-term capital gains.

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Other Investments

In addition to these principal investments, the Fund also may invest in:
•	bank certificates of deposit, fixed time deposits and bankers’ acceptances
•	repurchase agreements, reverse repurchase agreements and dollar rolls
•	obligations of foreign governments or their subdivisions, agencies and instrumentalities
•	obligations of international agencies or supranational entities
•	municipal bonds

Foreign Bonds

The Fund may invest in foreign bonds as follows:
•	up to 25% of total assets in foreign bonds that are denominated in U.S. dollars
•	up to 15% of total assets in foreign bonds that are not denominated in U.S. dollars
•	up to 15% of total assets in emerging market foreign bonds

Money Market Investments

To meet redemptions and when waiting to invest cash receipts, the Fund may invest in short-term, investment grade bonds, money market mutual funds and other money market instruments.

Temporary Defensive Investments

The Fund temporarily can invest up to 100% of its assets in short-term, investment grade bonds and other money market instruments in response to adverse market, economic or political conditions. The Fund may not achieve its objective using this type of investing.

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[ICON] Details About the Fund

INVESTMENT RISKS

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund’s performance will be positive for any period of time.

The Fund’s principal risks are listed below:

Market and Selection Risk — Market risk is the risk that the market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the investments that the Investment Adviser selects will underperform the market or other funds with similar investment objectives and investment strategies.

Mortgage-Backed Securities — Mortgage-backed securities are the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their mortgages earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated. Prepayment reduces the yield to maturity and average life of the mortgage-backed securities. In addition, when the Fund reinvests the proceeds of a prepayment, it may receive a lower interest rate than the rate on the security that was prepaid. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as extension risk.

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds. Small movements in interest rates (both up and down) may quickly and significantly reduce the value of certain mortgage-backed securities.

Asset-Backed Securities — Like traditional bonds, the value of asset-backed securities typically increases when interest rates fall and decreases when interest rates rise. Certain asset-backed securities may also be subject to the risk of prepayment. In a period of declining interest rates, borrowers may pay what they owe on the underlying assets more quickly than anticipated. Prepayment reduces the yield to maturity and the average life of the asset-backed securities. In addition, when the Fund reinvests the proceeds of a prepayment, it may receive a lower interest rate than the rate on the security that was prepaid. In a period of rising interest rates, prepayments may occur

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at a slower rate than expected. As a result, the average maturity of the Fund’s portfolio will increase. The value of long-term securities changes more widely in response to changes in interest rates than shorter-term securities.

Credit Risk — Credit risk is the risk that the issuer of bonds will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and on the terms of the specific bonds.

Interest Rate Risk — Interest rate risk is the risk that prices of bonds generally increase when interest rates decline and decrease when interest rates increase. Prices of longer-term securities generally change more in response to interest rate changes than do prices of shorter-term securities.

Call and Redemption Risk — Investments in bonds carry the risk that a bond’s issuer will call the bond for redemption prior to the bond’s maturity. If there is an early call of a bond, the Fund may lose income and may have to invest the proceeds of the redemption in bonds with lower yields than the called bond. There risks are similar to prepayment risk.

Junk Bonds — Junk bonds are bonds that are rated below investment grade by the major rating agencies or are unrated securities that the Fund’s Investment Adviser believes are of comparable quality. Although junk bonds generally pay higher rates of interest than investment grade bonds, they are high risk investments that may cause income and principal losses for the Fund. Junk bonds generally are less liquid and experience more price volatility than higher rated bonds. The issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Junk bonds may be subject to greater call and redemption risk than higher rated debt securities.

The Fund also may be subject to the following risks:

When-Issued Securities, Delayed-Delivery Securities and Forward Commitments — When-issued and delayed-delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery. There is also the risk that the security will not be issued or that the other party will not meet its obligation. If this occurs, the Fund loses both the investment opportunity for the assets it has set aside to pay for the security and any gain in the security’s price.

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[ICON] Details About the Fund

When-issued and delayed-delivery securities also involve the risk that the yields available in the market when delivery takes place may be higher than those fixed in the transaction at the time of commitment. If this happens, the value of the when-issued or delayed-delivery security will generally decline.

Variable Rate Demand Obligations — These are floating rate securities that consist of an interest in a long-term bond and the conditional right to demand payment prior to the bond’s maturity from a bank or other financial institution. If the bank or other financial institution is unable to pay on demand, the Fund may be adversely affected. In addition, these securities are subject to credit risk.

Indexed and Inverse Floating Rate Securities — The Fund may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate (“inverse floaters”). In general, inverse floaters change in value in a manner that is opposite to most bonds —that is, interest rates on inverse floaters will decrease when short-term rates increase and increase when short-term rates decrease. Investments in indexed securities and inverse floaters may subject the Fund to the risk of reduced or eliminated interest payments. Investments in indexed securities also may subject the Fund to loss of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Fund’s investment. As a result, the market value of such securities will generally be more volatile than that of fixed rate securities. Both indexed securities and inverse floaters can be derivative securities and can be considered speculative.

Sovereign Debt — The Fund may invest in sovereign debt securities. These securities are issued or guaranteed by foreign government entities. Investments in sovereign debt subject the Fund to the risk that a government entity may delay or refuse to pay interest or repay principal on its sovereign debt. Some of these reasons may include cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of its debt position to its economy or its failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debts that a government does not pay.

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Corporate Loans — Corporate loans are subject to the risk of loss of principal and income. Borrowers do not always provide collateral for corporate loans and the value of the collateral may not completely cover the borrower’s obligations at the time of a default. If a borrower files for protection from its creditors under the U.S. bankruptcy laws, these laws may limit the Fund’s rights to its collateral. In addition, the value of collateral may erode during a bankruptcy case. In the event of a bankruptcy, the holder of a corporate loan may not recover its principal, may experience a long delay in recovering its investment and may not receive interest during the delay.

Convertible Securities — Convertibles are generally bonds or preferred stocks that may be converted into common stock. Convertibles typically pay current income, as either interest (bond convertibles) or dividends (preferred stocks). A convertible’s value usually reflects both the stream of current income payments and the value of the underlying common stock. The market value of a convertible performs like regular bonds; that is, if market interest rates rise, the value of a convertible usually falls. Since it is convertible into common stock, the convertible also has the same types of market and issuer risk as the underlying common stock.

Foreign Market Risk — The Fund may invest in companies located in countries other than the United States. This may expose the Fund to risks associated with foreign investments.
•	The value of holdings traded outside the United States (and any hedging transactions in foreign currencies) will be affected by changes in currency exchange rates.
•	The costs of non-U.S. securities transactions tend to be higher than those of U.S. transactions.
•	Foreign holdings may be adversely affected by foreign government action.
•	International trade barriers or economic sanctions against certain non-U.S. countries may adversely affect those holdings.

Securities Lending — The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a

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[ICON] Details About the Fund

result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Fund.

Derivatives — The Fund may use derivatives. Derivatives are financial instruments whose value is derived from another security, a commodity (such as gold or oil) or an index such as the S&P 500. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Leverage Risk —the risk associated with certain types of investments or trading strategies (such as borrowing money to increase the amount of investments) that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Credit Risk — the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

Currency Risk — the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Liquidity Risk — the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

16	MERRILL LYNCH TOTAL RETURN BOND FUND

Index Risk — If the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, the Fund could receive lower interest payments or experience a reduction in the value of the derivative to below what the Fund paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

Securities Lending — The Fund may lend securities with a value up to 33 1/3% of its assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Fund.

STATEMENT OF ADDITIONAL INFORMATION

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

MERRILL LYNCH TOTAL RETURN BOND FUND	17

Your Account [ICON]

MERRILL LYNCH SELECT PRICINGSM SYSTEM

The Fund offers four share classes, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents the same ownership interest in the same investment portfolio. When you choose your class of shares you should consider the size of your investment and how long you plan to hold your shares. Your Merrill Lynch Financial Advisor can help you determine which share class is best suited to your personal financial goals.

For example, if you select Class A or Class D shares, you generally pay a sales charge at the time of purchase. If you buy Class D shares, you also pay an ongoing account maintenance fee of 0.25%. You may be eligible for a sales charge reduction or waiver.

Certain financial intermediaries may charge additional fees in connection with transactions in Fund shares. The Investment Adviser, the Distributor or their affiliates may make payments out of their own resources to selected securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

If you select Class B or Class C shares, you will invest the full amount of your purchase price, but you will be subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. Because these fees are paid out of Fund assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or Class C shares.

The Fund’s shares are distributed by FAM Distributors, Inc., an affiliate of Merrill Lynch.

18	MERRILL LYNCH TOTAL RETURN BOND FUND

The table below summarizes key features of the Merrill Lynch Select PricingSM System.

	Class A	Class B	Class C	Class D

Availability

Limited to certain
investors including:

•  Current Class A
   shareholders

•  Certain Retirement
   Plans

• Participants in certain
  Merrill Lynch-
  sponsored programs

• Certain affiliates of
  Merrill Lynch, selected
  securities dealers and
  other financial
  intermediaries.

		Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries.	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries.	Generally available through Merrill Lynch. Limited availability through selected securities dealers and other financial intermediaries

Initial Sales Charge?	Yes. Payable at time of purchase. Lower sales charges available for larger investments.	No. Entire purchase price is invested in shares of the Fund.	No. Entire purchase price is invested in shares of the Fund.	Yes. Payable at time of purchase. Lower sales charges available for larger investments.

Deferred Sales Charge?	No. (May be charged for purchases over $1 million that are redeemed within one year.)	Yes. Payable if you redeem within six years of purchase.	Yes. Payable if you redeem within one year of purchase.	No. (May be charged for purchases over $1 million that are redeemed within one year.)

Account Maintenance and Distribution Fees?	No.	0.25% Account Maintenance Fee 0.75% Distribution Fee.	0.25% Account Maintenance Fee 0.75% Distribution Fee.	0.25% Account Maintenance Fee No Distribution Fee.

Conversion to Class D shares?	No.	Yes, automatically after approximately ten years.	No.	N/A

MERRILL LYNCH TOTAL RETURN BOND FUND	19

[ICON] Your Account

Right of Accumulation — permits you to pay the sales charge that would apply to the cost or value (whichever is higher) of all shares you own in the Merrill Lynch mutual funds that offer Select PricingSM options.

Letter of Intent — permits you to pay the sales charge that would be applicable if you add up all shares of Merrill Lynch Select PricingSM System funds that you agree to buy within a 13 month period. Certain restrictions apply.

Class A and Class D Shares — Initial Sales Charge Options

If you select Class A or Class D shares, you will pay a sales charge at the time of purchase as shown in the following table.

Your Investment	As a % of Offering Price	As a % of Your Investment*	Dealer Compensation as a % of Offering Price

Less than $50,000	4.25%	4.44%	4.00%

$50,000 but less than $100,000	4.00%	4.17%	3.50%

$100,000 but less than $250,000	3.50%	3.63%	3.00%

$250,000 but less than $500,000	2.50%	2.56%	2.00%

$500,000 but less than $1,000,000	2.00%	2.04%	1.75%

$1,000,000 but less than $2,000,000**	0.00%	0.00%	0.50%

$2,000,000 and over**	0.00%	0.00%	0.25%

*	Rounded to the nearest one hundredth percent.
**	If you invest $1,000,000 or more in Class A or Class D shares, you may not pay an initial sales charge. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds. A sales charge of 0.75% will be charged on purchases of $1,000,000 or more of Class A or Class D shares by certain employer-sponsored retirement or savings plans.

No initial sales charge applies to Class A or Class D shares that you buy through reinvestment of dividends or distributions.

A reduced or waived sales charge on a purchase of Class A or Class D shares may apply for:
•	Purchases under a Right of Accumulation or Letter of Intent.
•	TMASM Managed Trusts.
•	Certain Merrill Lynch investment or central asset accounts.
•	Certain employer-sponsored retirement or savings plans.

20	MERRILL LYNCH TOTAL RETURN BOND FUND

•	Purchases using proceeds from the sale of certain Merrill Lynch closed-end funds under certain circumstances.
•	Certain investors, including directors or trustees of Merrill Lynch mutual funds and Merrill Lynch employees.
•	Certain fee-based programs of Merrill Lynch and other financial intermediaries that have agreements with the Distributor or its affiliates.

Only certain investors are eligible to buy Class A shares. Your Merrill Lynch Financial Advisor can help you determine whether you are eligible to buy Class A shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class A and Class D shares, you should buy Class A shares since Class D shares are subject to a .25% account maintenance fee, while Class A shares are not.

If you redeem Class A or Class D shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this “Reinstatement Privilege“may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary or contact the Fund’s Transfer Agent at 1-800-MER-FUND.

Class B and Class C Shares —Deferred Sales Charge Options

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within six years after purchase or your Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.75% and account maintenance fees of 0.25% on both Class B and Class C shares each year under a distribution plan that the Fund has adopted under Rule 12b-1 of the Investment Company Act of 1940. Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of marketing, advertising and compensating the Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary who assists you in purchasing Fund shares.

MERRILL LYNCH TOTAL RETURN BOND FUND	21

[ICON] Your Account

Class B Shares

If you redeem Class B shares within four years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:

Years Since Purchase	Sales Charge*

0 - 1	4.00%

1 - 2	4.00%

2 - 3	3.00%

3 - 4	3.00%

4 - 5	2.00%

5 - 6	1.00%

6 and thereafter	0.00%

*	The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends or distributions are not subject to a deferred sales charge. For shares acquired before December 1, 2002, the four-year deferred sales charge schedule in effect at that time will apply. Not all Merrill Lynch funds have identical deferred sales charge schedules. If you exchange your shares for shares of another fund, the higher charge will apply, if any would apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:
•	Certain postretirement withdrawals from an IRA or other retirement plan if you are over 59 1/2 years old
•	Redemption by certain eligible 401(a) and 401(k) plans, certain related accounts and certain retirement plan rollovers
•	Redemption in connection with participation in certain fee-based programs of Merrill Lynch or other financial intermediaries that have agreements with the Distributor or its affiliates or in connection with involuntary termination of an account in which Fund shares are held
•	Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year of death or disability or, if later, reasonably promptly following completion of probate

22	MERRILL LYNCH TOTAL RETURN BOND FUND

•	Withdrawal through the Merrill Lynch Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established.

Your Class B shares convert automatically into Class D shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends or distributions paid on converting shares will also convert at that time. Class D shares are subject to lower annual expenses than Class B shares. The conversion of Class B to Class D shares is not a taxable event for Federal income tax purposes.

Different conversion schedules apply to Class B shares of different Merrill Lynch mutual funds. For example, Class B shares of a fixed-income fund convert approximately ten years after purchase compared to approximately eight years for equity funds. If you exchange Class B shares with an eight-year conversion schedule for Class B shares with a ten-year conversion schedule, or vice versa, the conversion schedule applicable to the Class B shares acquired in the exchange will apply. If you acquire your Class B shares in an exchange from another fund, the Fund’s ten year conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of another fund, the other fund’s conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

Class C Shares

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends or distributions. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Merrill Lynch Systematic Withdrawal Plan.

Class C shares do not offer a conversion privilege.

MERRILL LYNCH TOTAL RETURN BOND FUND	23

[ICON] Your Account

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES

The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through Merrill Lynch, a selected securities dealer, broker, investment advisor, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying, selling, transferring or exchanging shares through the Transfer Agent, call 1-800-MER-FUND. Because the selection of a mutual fund involves many considerations, your Merrill Lynch Financial Advisor may help you with this decision.

Because of the high costs of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts (“UGMA/UTMA accounts”).

24	MERRILL LYNCH TOTAL RETURN BOND FUND

If You Want to	Your Choices	Information Important for You to Know

Buy Shares	First, select the share class appropriate for you	Refer to the Merrill Lynch Select PricingSM table on page 19. Be sure to read this prospectus carefully.

Next, determine the amount of your investment

The minimum initial investment for the Fund is $1,000 for all accounts except:

  •  $500 for Employee AccessSM Accounts

  •  $250 for certain Merrill Lynch fee-based programs

  •  $100 for retirement plans

(The minimums for initial investments may be waived under certain circumstances.)

Have your Merrill Lynch Financial Advisor or securities dealer submit your purchase order

The price of your shares is based on the next calculation of net asset value after receipt of your order. Any purchase orders received prior to the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time) will be priced at the net asset value determined that day. Certain financial intermediaries, however, may require submission of orders prior to that time.

Purchase orders received after that time will be priced at the net asset value determined on the next business day. The Fund may reject any order to buy shares and may suspend the sale of shares at any time. Selected securities dealers or other financial intermediaries, including Merrill Lynch, may charge a processing fee to confirm a purchase. Merrill Lynch currently charges a fee of $5.35.

Or contact the Transfer Agent

To purchase shares directly, call the Transfer Agent at 1-800-MER-FUND and request a purchase application. Mail the completed purchase application to the Transfer Agent at the address on the inside back cover of this prospectus.

Add to Your Investment	Purchase additional shares

The minimum investment for additional purchases is generally $50 except that retirement plans have a minimum additional purchase of $1 and certain programs, such as automatic investment plans, may have a higher minimum.

(The minimum for additional purchases may be waived under certain circumstances.)

	Acquire additional shares through the automatic dividend reinvestment plan	All dividends and capital gains distributions are automatically reinvested without a sales charge.

	Participate in the automatic investment plan	You may invest a specific amount on a periodic basis through certain Merrill Lynch investment or central asset accounts.

MERRILL LYNCH TOTAL RETURN BOND FUND	25

[ICON] Your Account

If You Want to	Your Choices	Information Important for You to Know

Transfer Shares to Another Securities Dealer or Other Financial Intermediary	Transfer to a participating securities dealer or other financial intermediary

You may transfer your Fund shares only to another securities dealer or other financial intermediary that has entered into an agreement with the Distributor. Certain shareholder services may not be available for the transferred shares. You may only purchase additional shares of funds previously owned before the transfer. All future trading of these assets must be coordinated by the receiving firm.

	Transfer to a non-participating securities dealer or other financial intermediary	You must either: • Transfer your shares to an account with the Transfer Agent; or • Sell your shares, paying any applicable deferred sales charge.

Sell Your Shares	Have your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary submit your sales order

The price of your shares is based on the next calculation of net asset value after receipt of your order. You must submit your request to your dealer or other financial intermediary prior to that day’s close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time). Certain financial intermediaries, however, may require submission of orders prior to that time. Any redemption request placed after that time will be priced at the net asset value at the close of business on the next business day. Securities dealers or other financial intermediaries, including Merrill Lynch, may charge a fee to process a redemption of shares. Merrill Lynch currently charges a fee of $5.35. No processing fee is charged if you redeem shares held by the Transfer Agent. The Fund may reject an order to sell shares under certain circumstances.

Sell through the Transfer Agent

You may sell shares held at the Transfer Agent by writing to the Transfer Agent at the address on the inside back cover of this prospectus. All shareholders on the account must sign the letter. A signature guarantee generally will be required but may be waived in certain limited circumstances. You can obtain a signature guarantee from a bank, securities dealer, securities broker, credit union, savings association, national securities exchange or registered securities association. A notary public seal will not be acceptable. If you hold stock certificates, return the certificates with the letter. The Transfer Agent will normally mail redemption proceeds within seven days following receipt of a properly completed request. If you make a redemption request before the Fund has collected payment for the purchase of shares, the Fund or the Transfer Agent may delay mailing your proceeds. This delay will usually not exceed ten days. You may also sell shares held by the Transfer Agent by telephone request if the amount being sold is less than $50,000 and if certain other conditions are met. Contact the Transfer Agent at 1-800-MER-FUND for details.

26	MERRILL LYNCH TOTAL RETURN BOND FUND

If You Want to	Your Choices	Information Important for You to Know

Sell Shares Systematically	Participate in the Fund’s Systematic Withdrawal Plan

You can choose to receive systematic payments from your Fund account either by check or through direct deposit to your bank account on a monthly or quarterly basis. If you have a Merrill Lynch CMA® Retirement Account you can arrange for systematic redemptions of a fixed dollar amount on a monthly, bi-monthly, quarterly, semi-annual or annual basis, subject to certain conditions. Under either method you must have dividends and other distributions automatically reinvested. For Class B and Class C shares your total annual withdrawals cannot be more than 10% per year of the value of your shares at the time your plan is established. The deferred sales charge is waived for systematic redemptions. Ask your Merrill Lynch Financial Advisor or other financial intermediary for details.

Exchange Your Shares	Select the fund into which you want to exchange. Be sure to read that fund’s prospectus

You can exchange your shares of the Fund for shares of many other Merrill Lynch mutual funds. You must have held the shares used in the exchange for at least 15 calendar days before you can exchange to another fund.

Each class of Fund shares is generally exchangeable for shares of the same class of another Merrill Lynch fund. If you own Class A shares and wish to exchange into a fund in which you have no Class A shares (and are not eligible to purchase Class A shares), you will exchange into Class D shares.

Some of the Merrill Lynch mutual funds impose a different initial or deferred sales charge schedule. If you exchange Class A or Class D shares for shares of a fund with a higher initial sales charge than you originally paid, you will be charged the difference at the time of exchange. If you exchange Class B shares for shares of a fund with a different deferred sales charge schedule, the higher schedule will generally apply. The time you hold Class B or Class C shares in both funds will count when determining your holding period for calculating a deferred sales charge at redemption. If you exchange Class A or Class D shares for money market fund shares, you will receive Class A shares of Summit Cash Reserves Fund. Class B or Class C shares of the Fund will be exchanged for Class B shares of Summit.

To exercise the exchange privilege contact your Merrill Lynch Financial Advisor or other financial intermediary or call the Transfer Agent at 1-800-MER-FUND.

Although there is currently no limit on the number of exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future.

Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management’s opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor’s trading history in the Fund or other Merrill Lynch funds, and accounts under common ownership or control.

MERRILL LYNCH TOTAL RETURN BOND FUND	27

[ICON] Your Account

Net asset value — the market value of the Fund’s total assets after deducting liabilities, divided by the number of shares outstanding.

HOW SHARES ARE PRICED

When you buy shares, you pay the net asset value, plus any applicable sales charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. If events that are expected to materially affect the value of securities traded in other markets occur between the close of those markets and the close of business on the New York Stock Exchange, those securities may be valued at their fair value. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed. Foreign securities owned by the Fund may trade on weekends or other days when the Fund does not price its shares. As a result, the Fund’s net asset value may change on days when you will not be able to purchase or redeem the Fund’s shares.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when accepted by the intermediary or designee and the order will receive the net asset value next computed by the Fund after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class A shares will have the highest net asset value because that class has the lowest expenses, and Class D shares will have a higher net asset value than Class B or Class C shares. Class B shares will have a higher net asset value than Class C shares because Class B shares have lower distribution expenses than Class C shares. Also dividends paid on Class A and Class D shares will generally be higher than dividends paid on Class B and Class C shares because Class A and Class D shares have lower expenses.

PARTICIPATION IN FEE-BASED PROGRAMS

If you participate in certain feebased programs offered by Merrill Lynch or other financial intermediaries, you may be able to buy Class A shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.

28	MERRILL LYNCH TOTAL RETURN BOND FUND

Dividends — ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of Fund shares or into a money market fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class D shares may be modified. Any redemption or exchange will be at net asset value. However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES

The Fund will distribute any net investment income monthly, and any net realized long-term or short-term capital gains annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. Dividends may be reinvested automatically in shares of the Fund at net asset value without a sales charge or may be taken in cash. If you would like to receive dividends in cash, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Transfer Agent. Although this cannot be predicted with any certainty, the Fund anticipates that the majority of its dividends, if any, will consist of ordinary income. Capital gains paid by the Fund, if any, may be taxable to you at different rates, depending, in part, on the length of time the Fund has held the assets sold.

MERRILL LYNCH TOTAL RETURN BOND FUND	29

[ICON] Your Account

“BUYING A DIVIDEND”

Unless your investment is in a tax deferred account, you may want to avoid buying shares shortly before the Fund pays a dividend or distribution. The reason? If you buy shares when a fund has realized but not yet distributed income or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

You will pay tax on dividends from the Fund whether you receive them in cash or additional shares. If you redeem Fund shares or exchange them for shares of another fund, you will generally be treated as having sold your shares and any gain on the transaction may be subject to tax. Capital gain dividends are generally taxed at different rates than ordinary income dividends. In addition, dividends from the Fund may be subject to state and local taxes.

If you are neither a lawful permanent resident nor a citizen of the United States or if you are a foreign entity, the Fund’s ordinary income dividends (which include distributions of net short-term capital gains over net long-term capital losses) will generally be subject to a 30% U.S. withholding tax, unless a lower treaty rate applies.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes.

By law, your dividends and redemption proceeds will be subject to a withholding tax if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

This section summarizes some of the consequences under current Federal income tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws.

30	MERRILL LYNCH TOTAL RETURN BOND FUND

Management of the Fund [ICON]

FUND ASSET MANAGEMENT

Fund Asset Management, L.P., the Fund’s Investment Adviser, manages the Fund’s investments under the overall supervision of the Board of Trustees of the Trust. The Investment Adviser has the responsibility for making all investment decisions for the Fund. For the fiscal year ended June 30, 2002, the Trust paid the Investment Adviser an investment advisory fee at the annual rate of 0.30% of the average daily net assets of the Total Return Bond Master Portfolio. For that same fiscal year, the Fund paid the Investment Adviser an administrative fee at the annual rate of 0.25% of the average daily net assets of the Fund.

Fund Asset Management was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management and its affiliates had approximately $475 billion in investment company and other portfolio assets under management as of August 2002.

MASTER/FEEDER STRUCTURE

The Fund is a “feeder” fund that invests all of its assets in a corresponding “master” portfolio of Fund Asset Management Master Trust. (Except where indicated, this prospectus uses the term “Fund” to mean this feeder fund and the Total Return Bond Master Portfolio taken together). Investors in the Fund will acquire an indirect interest in the Total Return Bond Master Portfolio.

The Total Return Bond Master Portfolio may accept investments from other feeder funds, and all the feeders of the Total Return Bond Master Portfolio bear the Portfolio’s expenses in proportion to their assets. This structure may enable the Fund to reduce costs through economies of scale. A larger investment portfolio may also reduce certain transaction costs to the extent that contributions to and redemptions from the Portfolio from different feeders may offset each other and produce a lower net cash flow.

However, each feeder can set its own transaction minimums, fund-specific expenses, and other conditions. This means that one feeder could offer access to the Total Return Bond Master Portfolio on more attractive terms, or could experience better performance, than another feeder. Information about feeders is available by calling 1-800-MER-FUND.

MERRILL LYNCH TOTAL RETURN BOND FUND	31

[ICON] Management of the Fund

Whenever the Total Return Bond Master Portfolio holds a vote of its feeder funds, the Fund will pass the vote through to its own shareholders. Smaller feeder funds may be harmed by the actions of larger feeder funds. For example, a larger feeder fund could have more voting power than the Fund over the operations of the Total Return Bond Master Portfolio.

The Fund may withdraw from the Total Return Bond Master Portfolio at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Fund’s assets directly.

32	MERRILL LYNCH TOTAL RETURN BOND FUND

FINANCIAL HIGHLIGHTS

The Financial Highlights table is intended to help you understand the Fund’s financial performance for the period shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). This information has been audited by Ernst & Young LLP, whose report, along with the Fund’s financial statements, is included in the Fund’s Annual Report, which is available upon request.

	For the Year Ended June 30, 2002				For the Period October 6, 2000† to June 30, 2001

Increase (Decrease) in Net Asset Value:	Class A	Class B	Class C	Class D	Class A		Class B		Class C		Class D

Per Share Operating Performance:

Net asset value, beginning of period	$10.20	$10.18	$10.18	$10.19	$10.00		$10.00		$10.00		$10.00

Investment income — net	.51 ‡‡	.44 ‡‡	.40 ‡‡	.51 ‡‡	.45		.35		.36		.42

Realized and unrealized gain on investments from the Portfolio — net	.42	.39	.47	.41	.17		.18		.17		.17

Total from investment operations	.93	.83	.87	.92	.62		.53		.53		.59

Less dividends and distributions:
Investment income — net	(.57)	(.47)	(.51)	(.56)	(.42)		(.35)		(.35)		(.40)
Realized gain on investments — net	(.01)	(.01)	(.01)	(.01)	—		—		—		—
Total dividends and distributions	(.58)	(.48)	(.52)	(.57)	(.42)		(.35)		(.35)		(.40)

Net asset value, end of period	$10.55	$10.53	$10.53	$10.54	$10.20		$10.18		$10.18		$10.19

Total Investment Return:**

Based on net asset value per share	9.30%	8.21%	8.22%	9.03%	6.23	%‡	5.39	%‡	5.39	%‡	5.97	%‡

Ratio to Average Net Assets:

Expenses, net of reimbursement††	.65%	1.65%	1.64%	.90%	.65	%*	1.65	%*	1.65	%*	.90	%*

Expenses††	1.54%	2.58%	2.51%	1.80%	19.00	%*	20.00	%*	20.00	%*	19.25	%*

Investment income — net	5.07%	4.22%	4.07%	4.85%	6.56	%*	5.32	%*	5.44	%*	6.19	%*

Supplemental Data:

Net assets, end of period (in thousands)	$875	$10,113	$10,339	$10,107	$64		$2,077		$259		$805

Portfolio turnover from the Portfolio	208.91%	208.91%	208.91%	208.91%	276.08%		276.08%		276.08%		276.08%

*	Annualized.
**	Total investment returns exclude the effects of sales charges. The Portfolio’s investment adviser reimbursed a portion of the Fund’s expenses. Without such reimbursement, the Fund’s performance would have been lower.
†	Commencement of operations.
††	Includes the Fund’s share of the Portfolio’s allocated expenses.
‡	Aggregate total investment return.
‡‡	Based on average shares outstanding.

MERRILL LYNCH TOTAL RETURN BOND FUND	33

[1]	POTENTIAL INVESTORS Open an account (two options).	[2]
MERRILL LYNCH FINANCIAL ADVISOR Advises shareholders on their Fund investments.

TRANSFER AGENT

Financial Data Services, Inc.

ADMINISTRATIVE OFFICES
4800 Deer Lake Drive East
Jacksonville, Florida 32246-6484

MAILING ADDRESS
P.O. Box 45289
Jacksonville, Florida 32232-5289

Performs recordkeeping and
reporting services.

DISTRIBUTOR FAM Distributors, Inc. P.O. Box 9081 Princeton, New Jersey 08543-9081 Arranges for the sale of Fund shares.
COUNSEL Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Provides legal advice to the Fund.	THE FUND The Board of Directors oversees the Fund.	CUSTODIAN Brown Brothers Harriman & Co. 40 Water Street Boston, Massachusetts 02109 Holds the Fund’s assets for safekeeping.

INDEPENDENT AUDITORS Ernst & Young LLP 99 Wood Avenue South Iselin, New Jersey 08830 Audits the financial statements of the Fund on behalf of the shareholders.	ACCOUNTING SERVICES PROVIDER State Street Bank and Trust Company 500 College Road East Princeton, New Jersey 08540 Provides certain accounting services to the Fund.

INVESTMENT ADVISER

Fund Asset Management, L.P.

ADMINISTRATIVE OFFICES
800 Scudders Mill Road
Plainsboro, New Jersey 08536

MAILING ADDRESS
P.O. Box 9011
Princeton, New Jersey 08543-9011

TELEPHONE NUMBER
1-800-MER-FUND

Manages the Fund’s
day-to-day activities.

MERRILL LYNCH TOTAL RETURN BOND FUND

[ICON] For More Information

Shareholder Reports

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain these reports at no cost by calling
1-800-MER-FUND.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your Merrill Lynch Financial Advisor or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and Merrill Lynch brokerage or mutual fund account number. If you have any questions, please call your Merrill Lynch Financial Advisor or the Transfer Agent at
1-800-MER-FUND.

Statement of Additional Information

The Fund’s Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 45289, Jacksonville, Florida 32232-5289 or by calling 1-800-MER-FUND.

Contact your Merrill Lynch Financial Advisor or the Fund, at the telephone number or address indicated above, if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC’s Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

You should rely only on the information contained in this prospectus. No one is authorized to provide you with information that is different from information contained in this Prospectus.

File #81110053 Code #ML-P 3090-1002 ©Fund Asset Management, L.P.

[LOGO] Merrill Lynch Investment Managers

Prospectus

October 25, 2002

Merrill Lynch Total Return Bond Fund of Merrill Lynch Investment Managers Funds, Inc.

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

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